UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act 1934

Date of Report (date of earliest event reported): June 3, 2010

CHINA ENERGY CORPORATION
(Exact name of registrant as specified in charter)

Nevada	000-52409	98-0522950

(State of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)

No. 57 Xinhua East Street
Hohhot, Inner Mongolia, People’s Republic of China
(Address Of Principal Executive Offices) (Zip Code)

+86-0471-466-8870
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, is Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers, Election of Directors, Appointment of Certain Officers, Compensatory Arrangements of Certain Officers.

On June 3, 2010, the Board of Directors of China Energy Corporation (the “Company”), appointed Paul Li, Brock Silvers and Stephen Markscheid to serve as independent directors (each individually, an “Independent Director” and, collectively, the “Independent Directors”) as defined in Rule 10A-3(b)(1) of the Securities Exchange Act of 1934, as amended, for a term of one year. The Board of Directors established an Audit Committee, a Nominating and Governance Committee and a Compensation Committee. All of the Independent Directors will serve on each committee.  Mr. Li will serve as the Chairman of the Audit Committee, Mr. Markscheid will serve as the Chairman of the Compensation Committee and Mr. Silvers will serve as the Chairman of the Nominating and Corporate Governance Committee.

The Board of Directors determined that Mr. Li possesses accounting or related financial management experience that qualifies him as financially sophisticated within the meaning of Section 803 of the NYSE Amex Company Guide and that he is an “audit committee financial expert” as defined by the rules and regulations of the Securities and Exchange Commission.

Pursuant to one year agreements with the Company effective as of May 31, 2010, each of Messrs. Silvers and Markscheid will receive a fee of $10,000 per year for the term of their respective agreements, while Mr. Li will receive an annual fee of $15,000 for the term of his agreement.  Pursuant to their agreements, Messrs. Silvers, Markscheid and Li were each awarded (i) a 10-year option to purchase up to 20,000 shares of common stock of the Company at the fair market value of the common stock of the Company on the date of the grant, such option vesting in equal, quarterly installments over the term of their respective agreements, commencing August 31, 2010, so long as each director is, respectively, serving as a member of the Board of Directors at each such time.  The Company will also (i) pay each Independent Director $800 for each board or committee meeting attended by telephone, (ii) pay each Independent Director $2,500 for each board or committee meeting attended in person and (iii) reimburse each Independent Director for expenses related to his attending meetings of the board, meetings of committees of the board, executive sessions and stockholder meetings.

From April 2007 to January 2010, Mr. Li served as manager of Kelmar Associates, a company providing consulting and auditing services to the U.S. government and undertakes forensic audits in Fortune 100 companies.  From July 2004 to April 2007, Mr. Li served as an Assistant Vice President at Countrywide Financial Company, where he performed risk-assessments in various audit areas  and planning, supervised auditors and co-sourcing personnel in the conduct of field audits and determined audit objectives and procedures to review and assess the adequacy and application of internal controls. He received his B.A. from St. Francis College, NY, NY in 1976 and an MBA in Risk Management from College of Insurance, NY, NY in 1984.  Mr. Li is a licensed Certified Public Accounting in California and New Jersey.

From March 2009 to April 2010, Mr. Silvers served as CEO of Laris Group, a China-based hospitality portfolio.  From January 2007 to March 2009, he served as Managing Director of Kaiyuan Investment Advisory, a China-based consultancy focused on energy industries.  From March 2005 to December 2006, Mr. Silvers served as CEO of Envirofit International, an environmental technology firm operating in the Asia Pacific region.  Mr. Silvers’ Board experience includes serving as an Executive Director with Envirofit International, Power Pacific Company, and Shijiazhuang Yongtai Cogen Joint Venture.  He received his MBA in Finance from the Wharton School – University of Pennsylvania, his M.A. in International Studies (Chinese Language & Culture) from the Lauder Institute - University of Pennsylvania, and his B.A. in Chinese Studies from Columbia University.  Mr. Silvers is fluent in Mandarin.

From October 2007 to present, Mr. Markscheid has served as the chief executive officer of Synergenz BioScience Inc., a Hong Kong-based genomics company.  From June 2006 to October 2007, he served as the chief executive officer of HuaMei Capital Company, Inc., a boutique investment bank focused on asset management services provided to Chinese institutional investors, and direct investments both outbound to China and inbound from China.  From March 2003 to March, 2006, Mr. Markscheid served as the Senior VP – Global Risk, of GE Healthcare Financial Services, where he managed risk related to merger and acquisition transactions. Mr. Markscheid serves on the board of directors of CNinsure, Inc. (Nasdaq: CISG).  He received his B.A. from Princeton University in 1976, his M.A from Johns Hopkins University – SAIS, in 1980 and his MBA from Columbia University in 1991.  Mr. Markscheid is fluent in Mandarin.

None of the Independent Directors have any family relationships with any of the executive officers or directors of the Company.  There have been no transactions in the past two years to which the Company or any of its subsidiaries was or is to be a party, in which the Independent Directors had, or will have, a direct or indirect material interest.  Copies of the agreements by and between the Company and the Independent Directors are attached hereto as Exhibits 10.1, 10.2 and 10.3.

Item 9.01. Financial Statements and Exhibits.

(d)           Exhibits:

No.	Description
10.1	Independent Director Agreement of Paul Li
10.2	Independent Director Agreement of Stephen Markscheid
10.3	Independent Director Agreement of Brock Silvers

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 4, 2010	CHINA ENERGY CORPORATION.

	By:	/s/ WenXiang Ding
Name: WenXiang Ding
Title: President and CEO

EXHIBIT INDEX

No.	Description
10.1	Independent Director Agreement of Paul Li
10.2	Independent Director Agreement of Stephen Markscheid
10.3	Independent Director Agreement of Brock Silvers